Exhibit 99.4
EXCHANGE OFFER
FOR
ALL OUTSTANDING
5.35% SUBORDINATED NOTES DUE APRIL 1, 2015 (SERIES A)
OF
FULTON FINANCIAL CORPORATION
Pursuant to the Prospectus dated                             , 2005.
To Our Clients:
      Enclosed for your consideration is a Prospectus, dated                    , 2005 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) by Fulton Financial Corporation (the “Company”) to exchange up to $100,000,000 aggregate principal amount of its 5.35% Subordinated Notes due April 1, 2015 (Series B) (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended, for a like aggregate principal amount of its original unregistered 5.35% Subordinated Notes due April 1, 2015 (Series A) (the “Original Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated March 28, 2005, by and among the Company and the initial purchasers of the Original Notes from the Company.
      We are (or our nominee is) the holder of record of Original Notes held by us for your account. A tender of such Original Notes can be made only by the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Original Notes held by us (or by our nominee) for your account.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us (or by our nominee) for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us (or our nominee) to tender Original Notes on your behalf (should you so desire) in accordance with the provisions of the Exchange Offer, but in no event later than the expiration date of the exchange offer (as set forth in Paragraph 4, below).
      Your attention is directed to the following:

1. The Company is offering to exchange the Exchange Notes for any and all of the Original Notes.

2. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions, applicable to the Original Notes are not applicable to the Exchange Notes.

3. Subject to the satisfaction or waiver of certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer — Conditions To The Exchange Offer,” the Company will exchange the applicable Exchange Notes for all Original Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

4. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended by the Company.

5. The Company will pay all transfer taxes, if any, applicable to the transfer of the Original Notes to it or its order pursuant to the Exchange Offer, except as otherwise provided in the Letter of Transmittal.

6. You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

7. The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer generally will not be a taxable event for U.S. federal income tax purposes. See “United States federal income tax consequences” in the enclosed Prospectus.
      If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER ORIGINAL SECURITIES HELD BY US (OR OUR NOMINEE) FOR YOUR ACCOUNT.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Fulton Financial Corporation with respect to the Original Notes. Terms used herein with initial capital letters have the respective meanings ascribed to them in your letter.
      This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.
(Check One)

☐	Please tender the amount of Original Notes indicated below (or if no amount is indicated below, all Original Notes) held by you (or your nominee) for my account.
      $                    Aggregate Principal Amount of Original Notes

☐	Please do not tender any Original Notes held by you (or your nominee) for my account.
Dated: ______________________________, 2005
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      None of the Original Notes held by us (or our nominee) for your account will be tendered unless we receive written instructions from you to do so. If you authorize the tender of Original Notes held by us (or our nominee) for your account, all such Original Notes will be tendered unless a specific contrary instruction is given in the space provided.